EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Quintiles Transnational Corp:	WebMD Corporation:

Investor Relations	Investor Relations / Media Relations

Greg Connors	Jennifer Meyer

919 998 2000	Investors: 201 414 2002

invest@quintiles.com	Media: 646 521 9212
jmeyer@webmd.net

Media Relations:
Pat Grebe

919 998 2031

pat.grebe@quintiles.com

QUINTILES AND WEBMD ANNOUNCE SETTLEMENT AGREEMENT

RESEARCH TRIANGLE PARK, N.C. and ELMWOOD PARK, N.J. – October 12, 2001 – Quintiles Transnational Corp. (Nasdaq: QTRN) and WebMD Corporation (Nasdaq: HLTH) today mutually announced the settlement of the litigation between the companies and the resolution of their disputes.

Under the terms of the settlement, the companies agreed to terminate all of their business agreements, including their Data Rights and Internet Product Development and Marketing agreements, and WebMD agreed to purchase from Quintiles for $185 million in cash all 35 million shares of WebMD common stock held by Quintiles.

Pursuant to the court order, Quintiles will continue to receive de-identified data from WebMD until Feb. 28, 2002. Following that date, WebMD and Envoy will have no further obligation to provide any data to Quintiles. Quintiles will have no continuing obligation to share operating income or to fund product development.

As part of the financial terms, Quintiles will also have the right to receive a contingent payment (payable at WebMD’s option in cash and/or stock) in the event that, on or before June 30, 2004, WebMD is acquired at a price per WebMD share greater than $4.00 or Envoy is sold at an aggregate price of greater than $500 million. WebMD has no obligation to pursue either of these transactions under this arrangement and has indicated that it has no intention of doing so.

In the case of the execution of a definitive agreement related to an acquisition of WebMD before June 30, 2003, the contingent payment to Quintiles will equal the amount by which the price paid exceeds $4.00 per share, multiplied by 35 million. If an acquisition is agreed to after June 30, 2003 and closes before June 30, 2004, the contingent payment will be 80% of that amount.

In the case of the execution of a definitive agreement related to a sale of Envoy before June 30, 2003, the contingent payment to Quintiles will equal 10% of the amount by which the sale price exceeds $500 million. If a sale is agreed to after June 30, 2003 and closes before June 30, 2004, the contingent payment will be 80% of that amount.

In a joint statement, Quintiles Chairman Dennis Gillings, Ph.D., and Martin J. Wygod, Chairman of the Board of WebMD, said: “We recognize that the discussions over the past several months have been difficult and the issues complex, but we’re both pleased with the outcome. We believe that this agreement, which allows each company to pursue its own strategy, is to the mutual benefit of both companies.”

About Quintiles Transnational

Quintiles Transnational is the world’s leading provider of information, technology and services to help bring new medicines to patients faster and improve healthcare. Headquartered near Research Triangle Park, North Carolina, Quintiles Transnational is a member of the S&P 500 and Fortune 1000. For more information visit the company’s Web site at www.quintiles.com.

About WebMD

WebMD provides connectivity and a full suite of services to the healthcare industry that improve administrative efficiencies and clinical effectiveness enabling high-quality patient care. The company’s products and services facilitate information exchange, communication and transactions between the consumer, physician and healthcare institutions.

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     Information in this press release contains “forward-looking statements” about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to complete development and commercialization of new products, the cost and timing of bringing new products to market compared with revenues which may be generated by them, market acceptance, court approval of the settlement agreement, that our data products business remains subject to contracts and state and federal laws and regulations, and that we continue to rely on compliance from WebMD to supply us data. Additional factors that could cause actual results to differ materially, including with respect to data products, are discussed in the company’s recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4
Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

     Information in this press release contains “forward-looking statements” about WebMD, including those regarding the effect on WebMD of the settlement of the legal disputes with Quintiles. These statements are based on current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including, without limitation, risks and uncertainties relating to: regulatory matters affecting the Internet and healthcare industries; relationships with customers and strategic partners; market acceptance of products and services; and general economic and market conditions. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

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